SETTLEMENT AGREEMENT AND MUTUAL RELEASES


       This Settlement Agreement ("Agreement") is made by and among Amy L. Goldman, solely in her capacity as chapter 7 trustee (the "Trustee") of the jointly administered bankruptcy estates of Harrison Asset Management, Inc. ("HAMI"), case no. SV 05-1 8900-GM, Money Asset Management, Inc. ("MAMI"), case no. SV 05-18896-GM, and Cash Asset Management, Inc. ("CAMI"), case no. SV 05-18907-GM (collectively, the "Debtors"), on the one hand, and ISA Internationale, Inc. ("ISAI") and ISA Financial Services, Inc. ("ISAFS") (with ISAI, collectively, "ISA"), and Bernard Brodkorb ("Brodkorb") (collectively, the "Defendants"), on the other hand, with reference to the following facts.

RECITALS

     A. The Chapter 7 cases of the Debtors were commenced on or about October 13, 2005, when the Debtors filed voluntary petitions for relief under Chapter 7 of the Bankruptcy Code. Subsequently, Amy L. Goldman accepted appointment as the Chapter 7 Trustee of the debtors and continues to serve in that capacity for the benefit of creditors.

     B. On or about July 14, 2006, the Trustee filed a Complaint against the Defendants for Avoidance and Recovery of Fraudulent Transfers; Civil Conspiracy for Fraudulent Transfers; Avoidance of Unperfected Sale; Determination of the Validity, Priority and Extent of Lien; Turnover and Objection to Claims (the "Complaint"), thereby initiating adversary proceeding no. SV 06-01229 (the "Adversary Proceeding").

     C. On or about September 11, 2006, the Trustee filed a First Amended Complaint against the Defendants. On or about January 17, 2007, the Trustee filed a Second Amended Complaint (the "2AC").

     D. On or about January 19, 2007, the Defendants filed an Answer, Amended Answer and Affirmative Defenses to the 2AC (the "Answer").

     E. The 2AC alleged on information and belief, among other things, that between August and December, 2005, the Debtors transferred certain accounts receivable (the "Accounts") to ISAJ in exchange for shares of ISAI (the "ISAI Shares"), and that said transfer can be avoided and recovered for the benefit of the bankruptcy estate pursuant to sections 544, 548, and 550 of the Bankruptcy Code and other laws. The Defendants deny all relevant allegations against them.

     F. On or about March 2, 2007, ISA filed a Second Amended Third Party Complaint in the Adversary Proceeding (the "Third Party Complaint") against, inter alia, Dante Fala ("Fala"), Lake Valley Retrieval, Inc. ("Lake Valley Retrieval"), V.I.P. Adjustment Bureau, Inc. ("VIP"), Richard L. Dehart ("Dehart"), Jay Bernstein ("Bernstein"), and Joseph Hawkins ("Hawkins") (collectively, the "Third Party Defendants").


     G. The Trustee and the Defendants wish to resolve all claims between them relating to each of the claims for relief set forth in the Trustee's Complaint, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


AGREEMENT

     1. Incorporation: The Recitals set forth hereinabove are incorporated herein by reference.

     2. Bankruptcy Court Approval: The terms of this Agreement and the effectiveness thereof are contingent upon approval by the Bankruptcy Court for the Central District of California, after the Trustee's compliance with the notice and hearing requirements of the U.S. Bankruptcy Code, Federal Rules of Bankruptcy Procedure and Local Bankruptcy Rules. If the Agreement is approved by the Bankruptcy Court, a Notice of Appeal is filed, and such appeal is not dismissed within 30 days thereof, than the parties shall each have the option of terminating this Agreement, which termination shall be effective upon written notice to the other parties hereto.

     3. Payment: The Defendants shall pay the total sum of $75,000 to the Trustee (the "Initial Sum"). The Initial Sum shall be due and payable within 16 days after entry of final court approving of the Settlement, unless an appeal is taken and not dismissed within 30 days thereof.

     4. Accounts Receivable: ISAI shall retain the portfolio accounts purchased by and delivered to it ("Accounts"), including any of the Accounts recovered from third parties, and shall continue collecting on those Accounts at its own costs, with 40% of all future cash collections, net after third party collection costs to be paid on a quarterly basis to the Trustee until the case is closed, but no later than June 30, 2008. ISAI will provide copies of all collection remittances in house and from third party collection agent on a quarterly basis, including collection remittances on Accounts collected to date. After June 30, 2008, ISAI shall retain the Accounts for its own benefit. ISAI covenants and agrees to use its best efforts to pursue collections of the Accounts through June 30, 2008.

     5. Return of ISAI Shares: The Trustee shall return all of the bankruptcy estates' right, title and interest in the ISAI Shares to ISAI and direct escrow agent under the original Purchase Agreement, Christopher Dieterich, Esq., to release all shares in ISAI to Defendants, and the Trustee represents and warrants that the Trustee has not conveyed or assigned such shares, and shall execute whatever documents (prepared by ISAI) reasonably necessary to accomplish such return.

     6. Recoveries from Trustee's Lawsuits: The Trustee and ISA will share, 50%/50% in the net recovery (after application of attorney's fees and costs) by settlement or enforcement of judgment if, in the exercise of the Trustee's business judgment, any lawsuits or claims are commenced or otherwise pursued by the Trustee against the Third Party Defendants. The Trustee reserves sole authority to settle, dismiss and/or abandon those lawsuits at her discretion.

     7. Cooperation: ISA and Bernard Brodkorb shall reasonably cooperate with the prosecution of any claims as referenced in paragraph 6 including, without limitation, accepting service of subpoena, production of documents, appearing as witnesses and being available to review records, documents, and issues upon reasonable notice. Any expense reimbursement to Brodkorb for such cooperation shall be governed by the Federal Rules of Civil Procedure ("FRCP"). In that regard, ISA and Brodkorbs' right to reimbursement by the Trustee shall be limited to those services they perform that they normally could not be compelled to perform under the FRCP. Should the total time commitment of Brodkorb in such cooperation exceed six (6) total hours, the Trustee and Brodkorb shall agree on a reasonable compensation on a going forward basis, which compensation shall be subject to U.S. Bankruptcy Court approval. The Trustee and Brodkorb agree to negotiate in good faith to reach an agreement on future payments. The Trustee shall provide the Defendants with reasonable access to the Debtors' books and records in her possession, other than any privileged documents or attorney work-product.

     8. Recoveries From ISA's Lawsuits: ISA will continue to prosecute its Third Party Complaint, and the Trustee and ISA shall share 50%/50% in the net recovery (after application of attorney's fees and costs) from settlements or enforcement of judgments against those parties. ISA reserves sole authority to settle or dismiss those lawsuits at its discretion.

     9.  Assignment of Trustee's Claims Against Third Party Defendants:
If the Trustee does not elect to pursue claims against the Third Party Defendants within 120 days after execution of the Agreement, then ISA may elect to pursue those claims upon written notification to the Trustee of such election, unless an earlier date is agreed upon by the parties. In such event, the Trustee without further need for court order, shall assign the estate's right, title and interest (including the Trustee's tolling rights pursuant to Section 108(a) of the Bankruptcy Code) in any claims against the Third Party Defendants to ISA, and ISA shall share with the bankruptcy estate, 50%/50%, all net proceeds after fees and costs of collection. ISA shall have the ability to settle or dismiss the claims in its sole discretion.

     10. Waiver of Claims: Except as expressly set forth herein, ISAI and the Trustee and Debtors; each waive any and all claims against each other, and any claims against the Debtors now existing are deemed withdrawn.

     11. Dismissal of 2AC: Within five (5) business days after receipt of the Initial Sum, the Trustee and Defendants shall lodge a stipulation dismissing the 2AC. Such dismissal shall be with prejudice as to claims set forth therein, but without prejudice as to any claims or rights to enforcement arising from this Agreement.

     12. Retention of Jurisdiction: The Bankruptcy Court for the Central District of California shall retain jurisdiction of this case for purposes of enforcing the Agreement until said Agreement is fully consummated.

     13. Releases and Waiver: Except as to the obligations set forth hereinabove, the Trustee and the Defendants, on behalf of themselves and their respective employees, representatives, attorneys, agents, successors and assigns, and each and all of them, hereby fully, irrevocably and forever waive, release, and discharge each other and their respective employees, representatives, attorneys, agents, successors and assigns, and each and all of them, of, from, and against any and all claims, demands, debts, liabilities, obligations, expenses, damages, actions, causes of action, rights of indemnity, liens, and remedies, of every kind and nature, arising out of or relating to the subject matter of the 2AC. All rights under Section 1542 of the Civil Code of California with respect to any claims arising in or from the aforesaid claims, and the relationships between the parties are expressly waived. Said Section provides:

       A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.

     14. No Admission: Each party acknowledges that this Agreement affects the settlement of claims which are denied and contested by the other, and that nothing contained herein shall be construed as an admission of liability by or on behalf of either party.

     15. Choice of Law and Exclusive Forum: This Agreement shall be construed in accordance with the laws of the State of California. Any disputes concerning this Agreement shall be determined exclusively by the United States Bankruptcy Court for the Central District of California as a core proceeding, in case no. SV 05-18900-GM, which shall have jurisdiction to interpret and enforce the terms of this Agreement, without a right to a jury trial,

     16. Parties Bound: This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective attorneys, agents, heirs, administrators, successors, assigns, and executors.

     17. No Assignment: Except as expressly stated herein, the parties warrant that they have not assigned any of their claims against the other party to this Agreement and the Trustee represents, warrants and agrees it has not abandoned and will not abandon any of the claims to Debtor(s) and each of them and hereby promises and covenants to indemnify and hold harmless any party against whom a claim may be made by such assignee of any party.

     18. Costs: Each party shall bear their own costs, expenses and attorneys fees hereunder. However, in the event it becomes necessary for any party to take any action to compel enforcement of the terms of this Agreement, and the prevailing party shall be entitled to all reasonable attorney's fees and costs incurred to compel said enforcement.

     19. Headings: The section headings used in this Agreement are for convenience only and shall not affect the construction of the Agreement.

     20. Execution: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed as effective as original signatures.

     21. Integration: This Agreement constitutes the entire Agreement between the parties hereto, pertaining to the subject matter hereof and supersedes all prior arid contemporaneous agreements and other signings between the parties. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.


Dated: June 20, 2007       ________________________________________
                           /s/AMY L. GOLDMAN
                           as Chapter 7 Trustee of the bankruptcy estates
                           of Harrison Asset Management, Inc., Money Asset
                           Management, Inc., and Cash Asset Management, Inc.

Dated: June 20, 2007       ________________________________________
                           /s/BERNARD L. BRODKORB
                           ISA 1NTERNATIONALE INC.
                           Its: President and Chief Executive Officer

Dated: June 20, 2007       ________________________________________
                           /s/ BERNARD L. BRODKORB
                           ISA FINANCIAL SERVICES, INC.
                           Its: President and Chief Executive Officer

APPROVED AS TO FORM:

DANNING, GILL, DIAMOND & KOLLITZ, LLP
a limited liability partnership composed of professional corporations

     By:
     /s/STEVEN J. SCHWARTZ
     Attorneys for Amy L.Goldman, Chapter 7 Trustee of the bankruptcy estates of Harrison Asset Management, Inc., Money Asset Management, Inc., and Cash Asset Management, Inc.


PERKINS COlE LLP

     By:
     /s/STEVEN G.F. POLARD
     Attorneys for ISA Internationale, Inc., ISA Financial Services, Inc. and Bernard L. Brodkorb